Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:

Greg Burns	John Griek
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Expands Consumer Protection Offerings with Acquisition of Rapidly Growing SquareTrade

NORTHBROOK, Ill., Nov. 28, 2016 — The Allstate Corporation (NYSE: ALL) has agreed to acquire SquareTrade, a rapidly growing consumer protection plan provider that distributes through many of America’s major retailers. The privately held company will be purchased for approximately $1.4 billion from a group of shareholders, including Bain Capital Private Equity and Bain Capital Ventures, in a transaction expected to close in January 2017.

“Allstate’s consumer-focused strategy of providing unique products will be further enhanced with the acquisition of SquareTrade,” said Tom Wilson, chairman and chief executive officer of Allstate. “This acquisition expands Allstate’s customer relationships with 25 million protection plans for consumer electronics and connected devices. SquareTrade’s exceptional customer service, innovative product design, analytics and supply-chain logistics have led to a four-fold increase in revenue over the last five years and are consistent with Allstate’s history of product innovation. The SquareTrade team under Ahmed Khaishgi has built strong relationships with major retailers, including Amazon, Costco, Sam’s Club, Target, Staples, Office Depot and Toys “R” Us, and further expands our customer reach,” concluded Wilson.

“Joining Allstate will enable SquareTrade to expand into new markets and products that Steve Abernethy and I did not imagine possible when we founded the company in 1999,” said Khaishgi, co-founder and chief executive officer of SquareTrade. “We put customers first and provide them the peace of mind that if their television, cell phone or computer breaks, SquareTrade can get them back to normal so they can stay connected with the world. With Allstate, we will gain a broad set of capabilities enabling us to further leverage our distribution, brand and team, while retaining our entrepreneurial spirit,” concluded Khaishgi.

“Allstate acquiring SquareTrade is exactly the right next step for the company,” added Phil Loughlin, managing director, Bain Capital. “It has been a privilege to help SquareTrade scale, innovate and disrupt a $20 billon industry, and we look forward to seeing its continued success.”

Allstate will acquire SquareTrade utilizing corporate cash and debt issuance, subject to market conditions, with no impact on Allstate’s existing share repurchase program. The transaction is expected to be dilutive to Allstate’s earnings per share for three years, including the amortization of intangible assets, and is subject to regulatory approvals and customary closing conditions.

Ardea Partners, Lazard and Willkie Farr & Gallagher advised Allstate in the transaction, while Financial Technology Partners and Ropes & Gray advised SquareTrade.

Webcast

Allstate will conduct a teleconference and webcast at 8 a.m. Central Time (CT) on Tuesday, November 29, to discuss the acquisition. The investor webcast can be accessed at www.allstateinvestors.com. For those unable to participate in the live event, a webcast replay and downloadable MP3 file will be posted on the company’s website shortly after the event ends.

About Allstate

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Now celebrating its 85th anniversary as an insurer, Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

About SquareTrade

SquareTrade is a highly rated protection plan provider, trusted by millions of happy customers for its fast and exceptional service. SquareTrade protects mobile devices, laptops and tablets, and other consumer electronics and appliances from malfunctions, accidental damage and life’s frequent mishaps. SquareTrade is headquartered in San Francisco and London. For more information, go to www.squaretrade.com.

Forward-Looking Statements

This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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